Exhibit 10.1

SUPPLEMENTAL OCTREOTIDE CONTINGENT STOCK RIGHTS AGREEMENT

THIS SUPPLEMENTAL OCTREOTIDE CONTINGENT STOCK RIGHTS AGREEMENT (this “Supplemental Agreement”), dated as of March 23, 2009, is entered into by and among Indevus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Endo Pharmaceuticals Holdings Inc., a Delaware corporation (“Endo”) and American Stock Transfer & Trust Company, as rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to an Octreotide Contingent Stock Rights Agreement, dated as of April 17, 2007 (the “CSR Agreement”), pursuant to which the Company and the Rights Agent made certain agreements with respect to certain contingent stock rights issued by the Company in connection with its acquisition of Valera Pharmaceuticals, Inc. (each such contingent stock right, a “CSR” and collectively, the “CSRs”). Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the CSR Agreement;

WHEREAS, pursuant to Section 12(b) of the CSR Agreement, upon the merger of the Company with or into another corporation, there shall thereafter be deliverable upon conversion of any CSR in accordance with the terms of the CSR Agreement the number of shares of stock or other securities, property or cash to which a holder of the number of shares of Indevus Common Stock that would otherwise have been deliverable upon the conversion of such CSR would have been entitled upon such merger if the Milestone Date had occurred and such CSR had been converted in full immediately prior to such merger;

WHEREAS, on January 5, 2009, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Endo and BTB Purchaser Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Endo, pursuant to which, among other things, Merger Sub will be merged (the “Merger”) with and into the Company, with the Company continuing as the surviving corporation;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, Endo and American Stock Transfer & Trust Company, as paying agent, have entered into the Nebido Cash Consideration Agreement and the Octreotide Cash Consideration Agreement, each dated as of February 23, 2009 (respectively, the “Nebido Cash Consideration Agreement” and the “Octreotide Cash Consideration Agreement”), pursuant to which, upon the occurrence of certain regulatory and commercial milestones, Endo will make certain contingent cash consideration payments to former holders of Indevus Common Stock;

WHEREAS, pursuant to the Merger, the common stock of the Company shall be canceled and converted into the right to receive $4.50 per share, net in cash, plus contractual rights to receive up to (1) $2.00 per share in contingent cash consideration payments pursuant to the Nebido

Cash Consideration Agreement and (2) $1.00 per share in contingent cash consideration payments pursuant to the Octreotide Cash Consideration Agreement;

WHEREAS, Section 12(c) of the CSR Agreement provides that a successor corporation to the Company shall expressly assume certain obligations of the Company pursuant to a supplemental contingent stock rights agreement;

WHEREAS, pursuant to Section 12(b) of the CSR Agreement, the board of directors of the Company has determined, in good faith, that the adjustment to the consideration payable pursuant to the CSRs set forth in Section 1.01(b) below is appropriate, which determination has been made in a duly adopted resolution certified by the Secretary or Assistant Secretary of the Company;

WHEREAS, the execution and delivery of this Supplemental Agreement has been duly authorized by each of the parties hereto and all conditions and requirements necessary to make this Supplemental Agreement a valid and binding agreement have been duly performed and complied with; and

WHEREAS, pursuant to Section 6.14(b) of the Merger Agreement, this Supplemental Agreement is being executed and delivered prior to the effectiveness of the Merger.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed, for the equal and proportionate benefit of all registered Holders, as follows:

ARTICLE 1

COVENANTS

Section 1.01    Effect of Merger

Each of Endo and the Company agree and instruct the Rights Agent that the transactions contemplated by the Merger Agreement, including without limitation, the Merger and the cancellation and conversion of the Company’s common stock pursuant to Section 3.1(a) of the Merger Agreement, shall be deemed to be a “Reorganization” within the meaning of Section 12(b) of the CSR Agreement.

Section 1.02    CSR Consideration

Each of Endo and the Company hereby agree and instruct Rights Agent that, notwithstanding the terms of Section 7(b) of the CSR Agreement and subject to the other terms of the CSR Agreement, each CSR shall become convertible and shall entitle the Holder thereof, upon satisfaction of the procedures described in Section 8 of the CSR Agreement, after the Milestone Date and until 5:00 p.m., New York City time, on the Termination Date, to receive from Endo or the Company only:

(a)    an amount in cash equal to the product of (x) $4.50, in respect of the cash component of the consideration payable pursuant to the Merger, and (y) the quotient of (A) $1.50 divided by (B) the average of the per share closing sale prices of the common stock of the Company as reported by the Nasdaq Global Market for the 10 trading days ending three trading days prior to the time at which the Merger becomes effective (such time, the “Effective Time”), rounded up to the fourth decimal place (such quotient, the “Exchange Ratio”),

(b)    an amount in cash equal to the product of (x) $1.00, in respect of the Octreotide Cash Consideration Payment component of the consideration payable pursuant to the Merger, and (y) the Exchange Ratio,

(c)    the contractual right, subject to the terms of the Nebido Cash Consideration Agreement, to receive an amount in cash equal to the product of (x) $2.00 and (y) the Exchange Ratio, in the case that the Approval with Label Milestone Date (as defined in the Nebido Cash Consideration Agreement) occurs on or before February 23, 2012,

(d)    the contractual right, subject to the terms of the Nebido Cash Consideration Agreement, to receive an amount in cash equal to the product of (x) $1.00 and (y) the Exchange Ratio, in the case that the Approval without Label Milestone Date (as defined in the Nebido Cash Consideration Agreement) occurs on or before February 23, 2012, and

(e)    the contractual right, subject to the terms of the Nebido Cash Consideration Agreement, to receive an amount in cash equal to the product of (x) $1.00 and (y) the Exchange Ratio, in the case that the Net Sales Milestone Date (as defined in the Nebido Cash Consideration Agreement) occurs

The consideration described in paragraphs (a) through (e) of this Section 1.02 is collectively referred to as the “CSR Consideration.”

Section 1.03    Ongoing Obligations

Effective as of the date hereof and immediately following the effective time of the Merger, on the terms and subject to the conditions set forth herein, Endo does hereby:

(a)    accept and assume the Company’s obligation under the CSR Agreement to provide the CSR Consideration, and

(b)    agree to perform and observe each and every covenant, condition, obligation and liability under the CSR Agreement to be performed and observed by the Company.

ARTICLE 2

MISCELLANEOUS

Section 2.01    Effectiveness

This Supplemental Agreement shall become effective as of the Effective Time (as defined in the Merger Agreement) of the Merger.

Section 2.02    Effect of Supplemental Agreement

(a)    On the date hereof, the CSR Agreement shall be supplemented and amended in accordance herewith, and this Supplemental Agreement shall form part of the CSR Agreement for all purposes, and the Holder of every CSR heretofore or hereafter authenticated and delivered under the CSR Agreement shall be bound thereby.

(b)    This Supplemental Agreement shall be deemed to be incorporated in, and made a part of, the CSR Agreement. The CSR Agreement, as amended and supplemented by this Supplemental Agreement, shall be read, taken and construed as one and the same instrument and all provisions in the CSR Agreement shall remain in full force and effect in accordance with the terms thereof and as amended and supplemented by this Supplemental Agreement.

Section 2.03    Severability

In case any one or more of the provisions contained in this Supplemental Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Agreement, but this Supplemental Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 2.04    Counterparts

This Supplemental Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same agreement.

Section 2.05    Notices

Any notice or demand authorized by this Supplemental Agreement or the CSR Agreement to be given or made by the Rights Agent or by any Holder to or on Endo or the Company, or any notice pursuant to this Supplemental Agreement or the CSR Agreement to be given by the Company or by any Holder(s) to the Rights Agent, shall be sufficiently given when received by Endo or the Company or the Rights Agent at their respective offices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic mail (receipt confirmed), facsimile (receipt confirmed) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

To Endo or the Company:

Endo Pharmaceuticals Holdings Inc.

100 Endo Boulevard

Chadds Ford, PA 19317

Fax No.: (610) 558-9864

Attention: Caroline B. Manogue, Esq.

and with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Fax No: (212) 735-2000

Attention: Eileen T. Nugent, Esq.

To the Rights Agent:

American Stock Transfer & Trust Company

6201 15th Avenue, 2nd Floor

Brooklyn, NY 11219

Fax: 718-921-8310

Attention: Marianela Patterson

Section 2.06    Rights Agent

In entering into this Supplemental Agreement, the Rights Agent shall be entitled to the benefit of every provision of the CSR Agreement relating to the conduct or affecting the liability of or affording protection to the Rights Agent, whether or not elsewhere herein so provided.

Section 2.07    Beneficiaries

All covenants and provisions of this Supplemental Agreement by or for the benefit of the Company, the Rights Agent, Endo or any Holder shall bind and inure to the benefit of their respective successors, assigns, heirs and personal representatives. Nothing in this Supplemental

Agreement shall be construed to give to any person or corporation other than the Company, the Rights Agent, Endo and the Holders any legal or equitable right, remedy or claim under this Supplemental Agreement; but this Supplemental Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent, Endo and the Holders

Section 2.08    Governing Law

THIS SUPPLEMENTAL AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Agreement to be duly executed as of the day and year first above written.

INDEVUS PHARMACEUTICALS, INC.

By:	/S/ CAROLINE B. MANOGUE
Name: Caroline B. Manogue Title: Secretary

ENDO PHARMACEUTICALS HOLDING INC.

By:	/S/ CAROLINE B. MANOGUE
Name: Caroline B. Manogue Title: Executive Vice President, Chief Legal Officer and Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent

By:	/S/ ISAAC FREILICH
Name: Isaac Freilich Title: VP

[Signature Page for Supplemental Octreotide Contingent Stock Rights Agreement]